VisualMED Expands Board of Directors

Mr. Chris Marcolefas to sit as Independent

MONTREAL--(BUSINESS WIRE) June 23, 2006--VisualMED Clinical Solutions Corp. (the “Company”) (OTC BB: VMCS - News) is pleased to announce the appointment of Mr. Chris Marcolefas to the Board of Directors of the Company where he will sit as an independent member, as well as take on the responsibilities of chairman of the audit committee.

Mr. Marcolefas is a former CFO and current Vice President of Operations of TouchTunes Music Corporation (“TouchTunes”), a leader in the development and marketing of advanced electronic audio devices with annual revenues of over US$50 million. He has held this position since June 2004 and had been at different times; Director of Finance, Chief Financial Officer, and Vice President Business Development since he began with TouchTunes in 1998.

Mr. Marcolefas brings a large body of international experience to the VisualMED team, both in terms of management experience, as well as marketing and business development. He has been a senior auditor at Ernst & Young, a manager with the National Bank of Greece (Canada), and has a Graduate Diploma in Accountancy from Concordia University in Montreal. He is also a member of the Canadian Institute of Chartered Accountants.

“Mr. Marcolefas’ deep experience in such fields as international banking, corporate finance and regulatory issues, represents an invaluable asset to a Company like ours that is active in many international markets,” says Chairman of the Board Gerard Dab. “Mr. Marcolefas also brings to the Board a real understanding of the complex issues involved in bringing new technologies to market.”

About the Company

VisualMED Clinical Solutions Corp. is a leading provider of clinical informatics solutions that help hospitals and healthcare authorities reduce medication errors, increase personnel efficiency and bring down operating costs. One of its key components, a fully integrated Clinical Information System with decision support, is a core solution in the new agenda to promote greater patient safety and reduce the morbidity and mortality associated with medication error. The company is involved in major government initiatives on three continents to modernize hospitals and healthcare delivery.

Detailed information on our company and its products is available on our web site at www.visualmedsolutions.com.

Forward-Looking Statements

Except for historical information provided herein, this press release may contain information and statements of a forward-looking nature concerning the future performance of the Company. These statements are based on suppositions and uncertainties as well as on management's best possible evaluation of future events. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for the Company's products and services, the impact of price pressures exerted by competitors, and general market trends or economic changes. As a result, readers are advised that actual results may differ from expected results.

Contact:

VisualMED Clinical Solutions Corp.

Barry Scharf, COO, 514-274-1115, Ext.108

www.visualmedsolutions.com

Source: VisualMED Clinical Solutions